EXHIBIT 99.3

NEWS

CONTACT: Tom Marder

(301) 380-2553

thomas.marder@marriott.com

MARRIOTT INTERNATIONAL SAYS IT EXPECTS TO GENERATE EPS AT COMPOUND GROWTH RATE OF 17 to 22 PERCENT THROUGH 2006

WASHINGTON, D.C. – November 11, 2003 – Marriott International, Inc. (NYSE:MAR) will tell a conference of analysts and investors today in New York that the company estimates compound earnings per share (EPS) growth, excluding earnings from its synthetic fuel operation, of 17 to 22 percent from 2003 through 2006, assuming a Revenue Per Available Room (REVPAR) growth range of three to six percent during that time. The company also will tell investors that long-term prospects are bright.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said, “Over the next 20 years, we expect to grow faster than the industry but with less risk. We will throw off considerable cash flow and generate tremendous shareholder value.” He also said that while there is still uncertainty regarding the future strength of business travel, the economy was strengthening and increasing wealth worldwide will encourage more people to travel. “Travel has always been a growth industry and I believe it will continue to be. Marriott will have the right hotels in the right places to serve this ever growing travel market.”

Contributing to Marriott’s EPS, base management and franchise fees are expected to increase approximately 9 to 11 percent compounded through 2006 as a result of both REVPAR growth and rooms expansion.

Marriott also expects that, assuming a modest three percent annual REVPAR improvement through 2006, incentive management fee revenue could increase by 20% to 25% over 2003 forecasted levels. At five percent annual REVPAR gains, incentive management fee revenue could total approximately $175 million, or 50% to 60% over 2003 forecasted levels. At a more aggressive eight percent annual REVPAR growth assumption, incentive fee revenue could more than double over 2003 forecasted levels to $250 million.

The company will provide EPS guidance for 2006 under different REVPAR assumptions. Assuming 3 percent compound annual REVPAR growth, EPS is estimated to total approximately $2.80 per share. At a five percent compound annual REVPAR growth, EPS rises to approximately $3.00 per share, and at a more aggressive eight percent annual REVPAR growth assumption, EPS could reach $3.35 per share. Synthetic fuel is expected to contribute approximately $0.38 to 2006 EPS.

The company said it expects 2003 earnings per share from continuing operations to total $1.86 to $1.88, including approximately $0.39 from its synthetic fuel operation.

Over the next three years, Marriott expects to generate a significant increase in cash flow from operations, which could exceed
$900 million in 2006 for uses that could include reinvestment for growth, acquisitions, dividends or share repurchases. The company expects to focus on recycling capital and aggressively repurchasing shares, which will help Marriott to reach its goal of a 20 percent return on invested capital by 2007.

Marriott said it expects to add between 90,000 and 95,000 rooms to its portfolio by the end of 2006, excluding Ramada International. The company said that an increasing share of that growth would come in from international hotels and conversions.

Mr. Marriott said, “Our rooms growth is ahead of plan and our pipeline of new hotel development remains strong. The company has significant opportunities in developing U.S. markets, where new markets evolve and older markets grow. Internationally, we have substantial growth opportunities as our share of total hotel rooms is less than one percent. In China, the world’s fastest growing economy and one of the top five tourist destinations, we had just one hotel seven years ago,” said Mr. Marriott. “Today, we have
35 hotels with five under construction. With a very active deal pipeline, we will soon be one of the largest lodging operators in China.”

The company also announced that it would launch “Marriott’s Look No Further Rate Guarantee” on January 1, 2004. The guarantee will ensure that customers receive the best available room rate at nearly 2,500 hotels when booking through any Marriott reservations channel.

Marriott said today that it has received fully-executed private letter rulings from the Internal Revenue Service regarding its synthetic fuel operations confirming, among other things, that the process used by Marriott’s synthetic fuel operations produces a “qualified fuel” as required by Section 29 of the Internal Revenue Code. In addition, the rulings confirmed the validity of the ownership structure of the joint venture with the purchaser of a 50 percent interest in Marriott’s synthetic fuel business.

In connection with the original sale, the company granted the purchaser a one-time “put option,” which potentially allowed the purchaser to return its ownership interest to the company if the company failed to obtain appropriate private letter rulings prior to December 15, 2003. After reviewing the private letter rulings, the purchaser informed the company in writing that it would not be exercising its “put option.”

The tax benefits from synthetic fuel credits under Section 29 of the Internal Revenue Code expire at the end of 2007.

Marriott’s analyst conference is today, November 11, 2003, from 9:00 am (ET) to 3:00 pm and will be available live via webcast at http://www.marriott.com/investor (click on “recent investor news”). A replay of the meeting will also be available at the same site.

This press release contains “forward-looking statements” within the meaning of federal securities laws, including estimates of REVPAR, profit margins, earnings and the number of lodging properties to be added in future years; expected investment spending; anticipated results from synthetic fuel operations; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including whether early indications of an economic recovery will continue; supply and demand changes for hotel rooms, vacation ownership intervals, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance growth and owner refurbishment of existing hotels; the impact of recent privacy initiatives on our marketing of timeshares and other products; and the risk that the Internal Revenue Service may not issue a satisfactory private letter ruling in connection with the sale of the interest in our synthetic fuel business or reject any of the tax credits produced; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. You can find more detailed information about these and other risks and uncertainties in our periodic filings with the SEC. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,600 lodging properties in the United States and 68 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Washington, D.C., has approximately 128,000 employees, and was ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. For more information or reservations, please visit the web site at www.marriott.com.